Exhibit 99.1

Contacts:

FischerHealth

Cathy Diramio

310/577-7870 x129

cdiramio@fischerhealth.com

QUIDEL JOINS FIGHT FOR EARLY DETECTION OF COLON CANCER

Expands product portfolio to target 50 million U.S. test market for fecal occult blood tests

SAN DIEGO, Calif., September 15, 2005 — Quidel Corporation (Nasdaq:QDEL), today announced its entrance into the rapid test market for determining the presence of blood in stool specimens as an aid in colorectal cancer screening. The American Cancer Society recommends an annual fecal occult blood test for the estimated 80 million individuals(1) aged 50 and older to assist in the early detection of colorectal cancer. Colorectal cancer is the second leading cause of cancer-related deaths in the U.S. This year, an estimated 145,000 colon cancer cases will be diagnosed, resulting in more than 56,000 deaths. When detected and treated early, this life threatening disease has a five year survival rate of greater than 90%.(2)

Quidel has acquired the immunochemical Fecal Occult Blood Test (iFOBT) from Alfa Scientific Designs, Inc. of Poway, California. This FDA cleared and CLIA-waived test (which validates clinical efficacy and ease of use) will be marketed to healthcare professionals as the QuickVue® iFOB test. The immunochemical fecal occult blood test category(3) represents a large market opportunity for Quidel as over 50 million fecal occult blood tests are sold annually through medical/surgical distributors in the U.S. alone. In addition, Medicare reimbursement rates awarded immunochemical fecal occult blood tests over the current Guaiac based fecal occult blood tests are significantly higher since they have no dietary or medicinal restrictions and exhibit higher clinical sensitivity.

Quidel Corporation, through its marketing of the QuickVue® brand iFOB test will assist physicians in educating patients by emphasizing the importance of routine colon cancer screening and determining more effectively the need for further tests, including colonoscopy.

“We are committed to helping the medical community in their effort to save lives through early screening for colon cancer. By applying the same Quidel Value Build (QVB™) programs to the

QuickVue® iFOB test as we have done successfully with our market leading QuickVue® products such as QuickVue® Influenza, we plan to achieve a leading position in this critical patient care category” said Caren Mason, president and CEO of Quidel Corporation. She added, “We believe the unique patient friendly sample collection device, coupled with our strong marketing and clinical programs will lead to rapid adoption of the QuickVue® iFOB test in the marketplace.”

Requiring only a single day sample versus certain current competitive tests, which recommend up to a three-day regimen, Quidel anticipates increased patient compliance rates. Increased compliance rates, which hold great promise for earlier detection, coupled with much higher reimbursement, is expected to lead to a positive impact on the clinical outcomes and economic performance of the medical practice. Mason added, “The QVB™ requirement of improved clinical efficacy and enhanced economics were inherent in the decision to acquire the new iFOBT product which meets the critical standards Quidel demands. Quidel will continue to expand its proof and performance in this critical category and is committed to assisting in the drive to encourage every targeted individual to use this simple screening and potentially life saving test.”

(1) U.S. Department of Commerce.

(2) HPIS.

(3) American Cancer Society.

About Quidel Corp.

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential point-of-care applications in the future. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risk and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in operating results may arise as a result of a number of factors including, without limitation, seasonality, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), intellectual property, product liability, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘might,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate’’ and similar words, although some forward-looking statements are expressed differently. The risks described under ‘‘Risk Factors’’ in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.